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                                                                     Exhibit 8.1

            [Letterhead of Paul, Weiss, Rifkind, Wharton & Garrison]




(212) 373-3000




                                November 1, 1999




CoreComm Limited
110 East 59th Street
New York, New York 10022

                  Re:      CoreComm Limited
                           6% Convertible Subordinated Notes due 2006 and Shares of Common Stock

Dear Sir or Madam:

                  In connection with the offer and sale of 6% Convertible Subordinated Notes due 2006 of CoreComm Limited (the "Company") and the offer and sale of shares of common stock of the Company, as described in the Form S-3 to be filed with the Securities and Exchange Commission on November 1, 1999 (the "Registration Statement"), you have requested our opinion, as special United States tax counsel, concerning the federal income tax matters set forth below.
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CoreComm Limited                                                               2


                  In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We understand and assume that (i) each such agreement represents the valid and binding obligation of the respective parties thereto, enforceable in accordance with its respective terms and the entire agreement between the parties with respect to the subject matter thereof, (ii) the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein and (iii) the transactions provided for by each agreement were and will be carried out in accordance with their terms.

                  Our opinion is based upon existing United States federal income tax laws, regulations, administrative pronouncements and judicial decisions. All such authorities are subject to change, either prospectively or retroactively, and any such change could affect our opinion.

                  The opinion set forth herein has no binding effect on the United States Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

                  We hereby confirm the opinion set forth under the caption "Certain United States Federal Income Tax Considerations" in the Registration Statement. While such description discusses the material anticipated United States federal income tax consequences applicable to certain holders of convertible notes and common stock of the Company, it does not purport to discuss all United States federal income tax considerations and our opinion is limited to those United States federal income tax considerations specifically discussed therein.

                  In giving the foregoing opinion, we express no opinion other than as to the federal income tax laws of the United States of America.

                  We are furnishing this letter in our capacity as special
United States tax counsel to the Company. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below.
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CoreComm Limited                                                               3


                  We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and we further consent to the use of our name under the caption "Certain United States Federal Income Tax Considerations" in the Registration Statement. The issuance of such a consent does not concede that we are an "expert" for purposes of the Securities Act.

                                  Very truly yours,

                                  /s/ Paul, Weiss, Rifkind, Wharton & Garrison

                                  PAUL, WEISS, RIFKIND, WHARTON &
                                  GARRISON